UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) August 12, 2005
        ----------------------------------------------------------------


                          ONE LIBERTY PROPERTIES, INC.
                          ----------------------------
               (Exact name of Registrant as specified in charter)


       Maryland                    001-09279                       13-3147497
       ----------------------------------------------------------------------
       (State or other       (Commission file No.)              (IRS Employer
        jurisdiction of                                             I.D. No.)
         incorporation)


       60 Cutter Mill Road, Suite 303, Great Neck, New York         11021
       ----------------------------------------------------------------------
             (Address of principal executive offices)             (Zip code)


         Registrant's telephone number, including area code 516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
Exchange Act (17 CFR 240.14d-2(b))

     Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
Exchange Act (17 CFR 240.13e-4(c))


Item 8.01  Other Events.

On August 12, 2005, litigation was commenced by and against us and certain of our affiliates.

Tenant Litigation Commenced Against Us. Pritchard Square, LLC and Pritchard Square Cinema, LLC (collectively, the "Tenant"), filed a lawsuit against Jeffrey Fishman, our former President and Chief Executive Officer, Brittania Management LLC, a company owned and/or controlled by Mr. Fishman ("Brittania"), us and certain of our affiliates in the Supreme Court of the State of New York, County of Nassau (the "Tenant Complaint"). The Tenant alleges that it or its affiliates paid $815,000.00 in the aggregate to Mr. Fishman and/or Brittania. The Tenant was the seller and former tenant of a property (the "Property") and a joint venture of ours (in which we have a 50% beneficial interest) was the purchaser and landlord of the Property. The Property is still owned by the joint venture and is now leased to a party unrelated to the Tenant. The Tenant Complaint alleges fraud, breach of contract, intentional tort, negligent supervision, respondeat superior, negligent misrepresentation, tortious interference with prospective economic relations and conduct in violation of the Racketeer Influenced and Corrupt Organizations Act ("RICO"). The damages alleged in the Tenant Complaint are $9 million, plus punitive damages, interest and costs and a request for treble damages under RICO. We believe that plaintiffs' claims are without merit and indeed on the same date the Tenant Complaint was filed, we filed the One Liberty Lawsuit (as detailed below) alleging that it is we that have been defrauded and not the Tenant.

One Liberty Litigation Commenced Against the Tenant and Jeffrey Fishman. On August 12, 2005, we filed a separate lawsuit (the "One Liberty Lawsuit") against the Tenant, Norman Adie (the principal of the Tenant), Mr. Fishman, Brittania and certain affiliated entities. In the One Liberty Lawsuit, we allege that Mr. Adie, Mr. Fishman and the other defendants conspired in an apparent bribery scheme to defraud us. The One Liberty Lawsuit alleges commercial bribery, fraud, breach of fiduciary duty, tortious interference, intentional tort, violation of the New York Enterprise Corruption Act, respondeat superior, unjust enrichment and violations of RICO. The damages alleged in the One Liberty Lawsuit exceed $1 million, plus punitive damages, interest and costs. We can make no assurance that the One Liberty Lawsuit will be successful or that if it is successful, that the defendants have the financial capability to satisfy any judgments awarded.

Background Information. On July 21, 2005, we announced that Mr. Fishman resigned as our President, Chief Executive Officer and a member of our Board of Directors following the discovery by us of these improper financial dealings between Mr. Fishman and the Tenant. On July 21, 2005, we also announced that the Audit Committee of our Board of Directors retained special counsel who, in consultation with the Audit Committee, would be investigating this matter and related matters.

We believe that none of our officers (other than Mr. Fishman) was involved in, or knew of, the payments from the Tenant to Mr. Fishman.

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.


Caution Concerning Forward-Looking Statements: Materials included in this filing may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words should be considered uncertain and forward-looking.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       ONE LIBERTY PROPERTIES, INC.



Date:    August 16, 2005               By:  /s/ Mark H. Lundy
                                       --------------------------------
                                       Mark H. Lundy
                                       Senior Vice President and Secretary